Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD, 72EE, 73, 74U and 74V correctly, the correct answers are as follows...

						A	B	C	Institutional

72. DD) Total income distributions
1.Large Cap Value Fund				378	26	6	n/a

72. EE) Total capital gains distributions
1.Large Cap Value Fund				n/a	n/a	n/a	n/a

73. A)  Total income distribution pershare
1.Large Cap Value Fund				0.2857	0.3768	0.0807	n/a

73. B) Total capital gains distribution pershare
1.Large Cap Value Fund				n/a	n/a	n/a	n/a

74.U) Shares outstanding
1.Large Cap Value Fund				1,236	55	97	74

74. V) Net asset value pershare
1.Large Cap Value Fund				$38.28	$35.34	$35.86	$38.32